Exhibit 99.1

Media & Analysts:	Derick Smith
(713) 627-4963
Date:	November 6, 2009

Spectra Energy Partners Reports 2009 Third Quarter Results

•	Reported net income of $40.4 million, up 66 percent over prior year quarter

•	Reported earnings per limited partner unit of 48 cents, up 41 percent over prior year quarter

•	Cash available for distribution of $55.2 million

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported third quarter 2009 net income of $40.4 million, or $0.48 per limited partner unit, compared with $24.3 million, or $0.34 per limited partner unit, for the third quarter 2008.

The 66 percent increase in net income and 41 percent increase in earnings per limited partner unit resulted primarily from the addition of Ozark Gas Transmission and Ozark Gas Gathering earnings during the quarter and earnings growth from expansion projects across our other businesses.

Cash available for distribution was $55.2 million for the quarter, compared with $37.5 million in the third quarter 2008.

“Spectra Energy Partners delivered strong third quarter results,” said Gregory J. Rizzo, president and chief executive officer. “Our assets continued to perform well, and we benefited from a full quarter’s earnings from the Ozark assets as well as earnings from our organic growth projects.”

“Net income and cash available for distribution continue to grow, and we are pleased to have recently announced our eighth consecutive increase in quarterly distributions,” continued Rizzo. “Spectra Energy Partners is financially well positioned to continue pursuing accretive growth opportunities that will enhance unitholder value.”

Results from Operations

Spectra Energy Partners reported operating income of $26.1 million for the third quarter 2009, compared with $10.3 million in the third quarter 2008. The increase was primarily due to the addition of the Ozark assets in May 2009 and the contribution from the East Tennessee Natural Gas expansion projects placed into service in the fourth quarter of 2008.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $8.3 million of equity earnings from its 24.5 percent interest in Gulfstream in the third quarter 2009, compared with $8.6 million in the third quarter 2008.

The 2009 period benefited from Phase III and Phase IV expansion projects placed into service during the second half of 2008. Earnings from expansion projects were offset by higher interest expense in 2009 attributable to a $300 million debt issuance by Gulfstream during the second quarter.

For the quarter, Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $14.4 million, compared to $12.8 million in the third quarter 2008.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $10.3 million of equity earnings from its 50 percent interest in MHP during the third quarter 2009, compared with $9.0 million in the third quarter 2008. The increased equity earnings for the quarter primarily reflect higher revenues from the phase-in of the Egan storage facilities expansion.

For the quarter, Spectra Energy Partners’ share of MHP’s cash available for distribution was $11.3 million, compared to $9.9 million in the third quarter 2008.

Interest Income and Expense

Interest income decreased $0.6 million in the third quarter 2009 due to the sale of all remaining marketable securities originally purchased with a portion of the Initial Public Offering proceeds.

Lower rates on credit facility borrowings resulted in decreased interest expense of $0.5 million for the third quarter 2009 compared to the same period in 2008.

Income Tax Expense

As a master limited partnership, Spectra Energy Partners is not subject to federal income taxes, but is subject to state income taxes. Income tax expense of $0.4 million was reported for the third quarter 2009, compared to $0.2 million tax expense in the third quarter 2008.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners spent $3.6 million for expansion and maintenance capital in the Gas Transportation and Storage segment and invested an additional $1.0 million in Gulfstream and $7.4 million in MHP for expansion projects.

Additional Information

An analyst conference call is scheduled for 9:00 a.m. CT today, November 6, 2009, to discuss Spectra Energy Partners’ third quarter results. The webcast and conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 33814460.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 11:00 a.m. CT, November 6, 2009, until 5:00 p.m. CT, February 5, 2010, by dialing (800) 642-1687 with Conference ID 33814460. The international replay number is (706) 645-9291 with Conference ID 33814460. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ web site at http://www.spectraenergypartners.com.

Forward Looking Statements

This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available at the SEC’s website at http://www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the SEC.

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances. Cash available for distribution for Gulfstream and MHP is defined on a basis consistent with Spectra Energy Partners.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

September 2009

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
STATEMENTS OF OPERATIONS
Operating revenues	$49.8	$29.5	$126.7	$91.7
Operating expenses	23.7	19.2	63.9	52.7

Operating income	26.1	10.3	62.8	39.0
Equity in earnings of unconsolidated affiliates	18.6	17.6	53.0	45.2
Other income and expenses, net	—	0.4	0.1	0.8
Interest income	0.1	0.7	0.2	3.0
Interest expense	4.0	4.5	12.6	13.3

Earnings before income taxes	40.8	24.5	103.5	74.7
Income tax expense (benefit)	0.4	0.2	1.0	(1.2)

Net income	$40.4	$24.3	$102.5	$75.9

Adjusted EBITDA (a)	$33.5	$16.8	$84.0	$58.6
Cash Available for Distribution (b)	$55.2	$37.5	$134.1	$95.0
Weighted Average Units Outstanding
Limited partner units	80.3	70.5	75.0	69.0
General partner units	1.6	1.4	1.5	1.4
Earnings Per Limited Partner Unit	$0.48	$0.34	$1.32	$1.05
Declared Cash Distribution Per Limited Partner Unit	$0.40	$0.35	$1.15	$1.02
CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures - Gas Transportation & Storage	$3.6	$10.0	$12.3	$32.7
Investments
Gulfstream - 24.5%	1.0	17.3	8.1	40.3
Market Hub - 50%	7.4	7.9	22.2	24.2

Total capital and investment expenditures	$12.0	$35.2	$42.6	$97.2

			September 30, 2009	December 31, 2008
DEBT
Total debt			$420.0	$440.0
Less: Investment grade securities			—	31.6

Net debt			$420.0	$408.4

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).

(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest and income tax expense, and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners, LP

Adjusted EBITDA and Cash Available for Distribution

September 2009

(Unaudited)

(In millions)

Spectra Energy Partners

Reconciliation of Non-GAAP "Adjusted EBITDA" and "Cash Available for Distribution"

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income	$40.4	$24.3	$102.5	$75.9
Add:
Interest expense	4.0	4.5	12.6	13.3
Income tax expense (benefit)	0.4	0.2	1.0	(1.2)
Depreciation and amortization	7.4	6.5	21.2	19.6
Less:
Equity in earnings of Gulfstream	8.3	8.6	22.0	20.4
Equity in earnings of Market Hub	10.3	9.0	31.0	24.8
Interest income	0.1	0.7	0.2	3.0
Other income and expenses, net	—	0.4	0.1	0.8

Adjusted EBITDA	33.5	16.8	84.0	58.6
Add:
Cash Available for Distribution from Gulfstream	14.4	12.8	32.6	25.6
Cash Available for Distribution from Market Hub	11.3	9.9	32.6	28.0
Preliminary project costs, net	—	0.5	0.4	0.5
Less:
Cash paid for interest expense, net	0.5	1.3	6.8	8.5
Cash paid for income tax expense, net	—	—	0.1	0.9
Maintenance capital expenditures	3.5	1.2	8.6	8.3

Cash Available for Distribution	$55.2	$37.5	$134.1	$95.0

Spectra Energy Partners, LP

Gulfstream - Adjusted EBITDA and Cash Available for Distribution

September 2009

(Unaudited)

(In millions)

Gulfstream

Reconciliation of Non-GAAP "Adjusted EBITDA" and "Cash Available for Distribution"

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income	$33.9	$36.8	$89.8	$83.0
Add:
Interest expense	17.4	10.8	43.7	33.5
Depreciation and amortization	8.7	7.5	25.8	22.2
Less:
Other income and expenses, net	1.0	3.2	1.3	9.4

Adjusted EBITDA - 100%	59.0	51.9	158.0	129.3
Add:
Preliminary project costs, net	0.1	0.4	0.4	0.8
Less:
Cash paid for interest expense, net	—	—	24.7	24.7
Maintenance capital expenditures	0.1	0.3	0.6	1.0

Cash Available for Distribution - 100%	$59.0	$52.0	$133.1	$104.4

Adjusted EBITDA - 24.5%	$14.4	$12.7	$38.7	$31.7
Cash Available for Distribution - 24.5%	$14.4	$12.8	$32.6	$25.6

Spectra Energy Partners, LP

Market Hub - Adjusted EBITDA and Cash Available for Distribution

September 2009

(Unaudited)

(In millions)

Market Hub

Reconciliation of Non-GAAP "Adjusted EBITDA" and "Cash Available for Distribution"

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income	$20.7	$18.1	$62.2	$50.6
Add:
Interest expense	—	0.2	0.1	0.9
Income tax expense	0.1	0.2	0.2	0.2
Depreciation and amortization	3.1	2.7	8.7	7.9
Less:
Interest income	0.1	0.7	0.3	2.4
Other income and expenses, net	—	0.2	—	0.2

Adjusted EBITDA - 100%	23.8	20.3	70.9	57.0
Less:
Cash paid for interest expense, net	—	—	3.5	—
Cash paid for income tax expense, net	—	—	—	—
Maintenance capital expenditures	1.2	0.5	2.3	1.0

Cash Available for Distribution - 100%	$22.6	$19.8	$65.1	$56.0

Adjusted EBITDA - 50%	$11.9	$10.1	$35.5	$28.5
Cash Available for Distribution - 50%	$11.3	$9.9	$32.6	$28.0